Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Denbury Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.
We also consent to the incorporation by reference in this Registration Statement of our report dated March 31, 2011 relating to the financial statements, which appears in the Annual Report of Denbury Resources Inc. Employee Stock Purchase Plan on Form 11-K for the year ended December 31, 2010.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dallas, Texas
June 30, 2011